Exhibit 5.1
February 27, 2009
Fidelity National Information Services, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204

Re:	Registration Statement on Form S-8 for Fidelity National Information Services, Inc.
Ladies and Gentlemen:
I have acted as in-house legal counsel to Fidelity National Information Services, Inc., a Georgia corporation (“Company”), in connection with the preparation of a Registration Statement on Form S-8 (“Registration Statement”) to be filed with the Securities and Exchange Commission (“Commission”) relating to an aggregate of 11,200,000 shares (“Shares”) of the Company’s Common Stock, par value $.01 per share, to be offered or sold in accordance with the Company’s. 2008 Omnibus Incentive Plan (“Plan”). This opinion letter is rendered pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K of the Commission.
I have examined and relied upon such records, documents, certificates, and other instruments that in my judgment are necessary to form the basis of my opinion. In all such examinations, I have assumed the genuineness of signatures on original documents and the conformity to originals of all certified, conformed, or photographic copies reviewed, and as to certificates of public officials, I have assumed they were properly given and accurate.
This opinion is limited in all respects to the laws of the State of Georgia, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect those laws may have on my opinion. This opinion is also limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated in this letter.
Based upon and subject to the foregoing, I am of the opinion that the Shares to be issued under the Plan are duly authorized and, when issued by the Company in accordance with the terms of the Plan, will be validly issued, fully paid, and non-assessable.
This opinion is given as of the date hereof, and I assume no obligation to advise you of any change in facts or circumstances hereafter, or changes in law that may affect my opinion.
I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.
Sincerely,

Ronald D. Cook